Exhibit 99.1

GRAN TIERRA ENERGY INC.

Charter of the Audit Committee of the Board of Directors

1.	Purpose of the Charter.

The purpose of this Charter (the “Charter”) of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Gran Tierra Energy Inc. (the “Company”) is to establish membership requirements for the Committee and to assist the Committee in complying with its duties under applicable law and the rules of the NASDAQ National Market.

2.	Committee Composition.

(a)
Composition. The Committee shall consist of at least three (3) members of the Board who satisfy the requirements for audit committee membership set forth in the Sarbanes-Oxley Act of 2002 (the “Act”), the rules promulgated by the Securities and Exchange Commission (the “SEC”) in connection with the Act and the rules promulgated for companies listed on the NASDAQ National Market.

(b)
Appointment; Removal. The Committee members shall be appointed by the Board, upon the recommendation of the Nominating Committee of the Board, or if no Nominating Committee has been designated by the Board, by a majority of the members of the Board, to serve for a one (1) year term or until their successors shall be duly elected and qualified. Each Committee member may be removed by the Board in its sole discretion.

(c)	Membership Requirements. Each Committee member must:

(i)	qualify as an “independent” director under the rules applicable to companies listed on the NASDAQ National Market;

(ii)	meet the criteria for audit committee independence set forth in Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended;

(iii)	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

(iv)	be financially literate, including without limitation, able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

(d)
Financial Expert. The Committee shall designate one of its members as a financial expert (the “Financial Expert”). Prior to designating the Financial Expert, the Committee must make a determination that the individual so designated is financially sophisticated. Financial sophistication may be demonstrated by past employment experience in finance or accounting, professional certification in accounting or other comparable experience or background, including current or past employment as a chief executive officer, chief financial officer or other senior financial officer with financial oversight responsibilities. A director who qualifies as an audit committee financial expert under Item 401 of Regulation S-K promulgated by the SEC is presumed to qualify as financially sophisticated.

(e)
Committee Chairman. The Board may designate a chairman of the Committee (the “Chairman”). If the Board does not designate a Chairman, the Committee members shall elect a Chairman by a vote of a majority of the Committee.

3.	Committee Meetings

(a)
In order to satisfy its obligation to oversee the accuracy and adequacy of the Company’s financial reporting and disclosures, the Committee shall meet at least one time each quarter prior to the publication of the Company’s quarterly earnings release. The Committee shall convene such number of additional meetings at such times as are necessary or appropriate to allow the Committee to fully discharge its duties and responsibilities as set forth herein. Each Committee member and either of the Company’s Chief Executive Officer or Chief Financial Officer shall have the authority to call a meeting of the Committee. The notice of meeting need not state the purpose for which the meeting has been called. In order to transact business, at least two (2) Committee members must be present.

(b)
The Chairman shall be responsible for establishing the agenda for each meeting and will coordinate the distribution of briefing and/or background material to the Committee members. Additional items may be added to the agenda at the request of any Committee member. Minutes of all meetings shall be prepared by or under the supervision of the Chairman and approved by the Committee. Meetings may be held via conference call or in person.

(c)
The Committee shall meet periodically as necessary, but no less than annually, with management, the director of the Company’s internal auditing department (or if no such auditing department has been designated, by the person in the Company serving in a functionally equivalent capacity), and the independent auditors, and as a Committee in separate executive sessions to discuss matters that the Committee, or any of these persons, believe should be discussed. The Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the independent auditor’s limited review procedures.

4.	Authority

The Committee is empowered to:

(a)	Do all things necessary to fully discharge its duties as described herein.

(b)
Engage independent counsel, accountants and other advisers, as it determines necessary to carry out the responsibilities and duties of the Committee. The Committee shall inform the Board of any proposed engagement prior to such engagement.

(c)	Conduct or authorize any investigations into any matters within the Committee’s scope of responsibilities.

(d)	Seek any information required by the Committee from employees (all of whom are directed to cooperate with the Committee’s requests) or external parties.

(e)	Meet with Company officers, external auditors, or outside counsel, as necessary.

(f)
Pre-approve all audit and permitted non-audit services performed by the Company’s independent auditor pursuant to the procedures set forth in Supplement A hereto, and delegate pre-approval authority to one or more designated members, provided that such decisions are presented to the full Committee for ratification at its next scheduled meeting.

5.	Responsibilities and Duties

The Audit Committee shall have the following responsibilities and duties:

(a)	Internal Accounting Matters

(i)	Internal Controls

(A)	Consider the effectiveness and integrity of the Company’s internal controls over financial reporting and reporting system, including information technology security and control.

(B)
Understand the scope of the internal and external auditors' review of the Company’s internal controls over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

(C)
Review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the periodic report certification process regarding significant deficiencies in the design or operation of the Company’s internal controls over financial reporting or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(D)
Review, approve and monitor compliance with the Company’s Code of Business Conduct and Ethics, after the Company adopts such Code of Business Conduct and Ethics, which includes the Code of Ethics for its Chief Executive Officer, Chief Financial Officer and other senior financial officers.

(ii)	Internal Audit

(A)
Review and approve the Company’s internal audit staff functions, including authority and organizational reporting lines as well as the annual audit plan and budget. Review the effectiveness of the Company’s internal audit function, including compliance with all applicable standards for internal auditors.

(B)	Meet with the Company’s chief audit executive on a regular basis to ensure adequate oversight of the internal audit function.

(iii)	Compliance and Risk Management

(A)
Discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor, control, mitigate and report such exposures.

(B)
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

(C)	Review the findings of any examination by regulatory agencies, and any auditor observations.

(D)
Obtain regular updates from management and the Company’s legal counsel regarding compliance matters that may have a material effect on the financial performance of the Company or on the Company’s financial statements or reporting obligations.

(b)	External Audit

(i)	The Committee has exclusive authority and responsibility to appoint, direct, oversee and either retain or terminate the Company’s independent auditors.

(ii)	In exercising its authority with respect to the Company’s independent auditors, the Audit Committee shall:

(A)
Review and approve the scope, fees and terms of each audit engagement, which review shall include, without limitation, a review of the independent auditor’s audit plan and matters related to staffing, reliance upon management and the internal audit and general audit approach.

(B)
At least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (iii) all relationships between the independent auditor and the Company.

(C)	Evaluate the independent auditor’s qualifications, experience, performance, and independence, taking into account the opinions of management and the Company’s internal auditors.

(D)
Review and evaluate the lead partner and manager of the independent auditor and assure the rotation of the lead audit partner every five (5) years, and other audit partners every seven (7) years, and other audit personnel as required by law, and consider whether there should be regular rotation of the audit firm itself.

(E)	Present its conclusions on the performance of the independent auditor to the Board.

(iii)	Review and approve or veto the Company’s hiring of employees or former employees of the Company’s independent auditor who participated in any capacity in the audits of the Company.

(iv)	Meet with the independent auditors on a regular basis to discuss any matters that the Committee or independent auditors believe should be discussed privately.

(v)
Resolve disagreements between the independent auditors, management and the Company’s internal auditing staff regarding issues relating to accounting standards, financial reporting, the preparation of the Company’s financial statements and periodic reports or such other related issues that the Committee deems to be within its purview.

(c)	Financial Statements

(i)
Review the Company’s annual audited financial statements and quarterly financial statements with management, internal auditors and the independent auditors before distributing or filing the financial statements with regulators, and consider whether they are complete, consistent with information known to Committee members, and reflect appropriate accounting principles. This review should include discussion with management and the Company’s independent auditors regarding significant issues related to accounting principles, practices and judgments.

(ii)
Review the Company’s periodic reports before they are filed with the SEC. This review should include discussion with management and the Company’s independent auditors regarding the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(iii)
Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas as well as any significant changes in the Company’s selection or application of accounting principles and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

(iv)
Review with the independent auditors the results of the audit and any audit problems or difficulties and management’s response. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreement with management.

(v)
Discuss the Company’s earnings press releases (particularly the use of “pro-forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Company shall discuss any press release which contains financial information with the Chairman prior to release. However, the Committee is not required to discuss and/or approve each release in advance.

(vi)
Receive and review (A) reports of the independent auditor regarding critical accounting policies and practices to be used, (B) all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications of using such alternative treatments, (C) the reasonableness of all material estimates and judgments made by the Company in the preparation of its financial statements and (D) other material written communications between the independent auditor and management, including any management representation letter, report on observations and recommendations on internal controls, schedule of unadjusted differences, and a listing of adjustments and reclassifications not recorded.

(vii)	Assess the quality, not just the acceptability, of the Company’s accounting principles and financial disclosure practices used or proposed and the appropriateness of significant management judgments.

(d)	Reporting Responsibilities

(i)
Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

(ii)	Provide an open avenue of communication between internal auditors, the external auditors, management and the Board.

(iii)
Prepare and publish an annual Committee report in the Company’s proxy filing which report shall satisfy the requirements of the Securities Exchange Act of 1934, as amended. This report shall describe, among other things, the Committee’s composition, responsibilities and how they were discharged, and any other information required by law or rule, including approval of non-audit services.

(iv)	Review any other reports the Company issues that relate to Committee responsibilities.

(v)
Report to the entire Board all material findings and all recommendations that may arise at a meeting of the Committee. Such report shall be made at the Board meeting immediately following the relevant Committee meeting.

(e)	Complaints and Concerns

(i)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

(ii)	Establish and make known procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(iii)	Implement and enforce protections for lawful employee actions regarding complaints and submissions under the above procedures.

(f)	Other Responsibilities

(i)
Review and approve, as may be required by the rules of the NASDAQ National Market, related party transactions and conflicts of interest questions between Board members or management, on the one hand, and the Company, on the other hand.

(ii)	Perform an annual evaluation of the Committee and the performance of its individual members.

(iii)
Review and assess the adequacy of this Charter annually, or more frequently as required by law, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation. Have this Charter published at least every three (3) years in accordance with SEC regulations. Perform other activities related to this Charter as requested by the Board.

(iv)	Investigate any other matter brought to its attention within the scope of its duties which it deems appropriate for investigation.

(v)
Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation or By-laws and any other governing law, as the Committee or the Board deems necessary or appropriate.

6.	Scope

While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to prepare the Company’s financial statements, to certify that the Company’s financial statements and disclosures are completely accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations, to plan or conduct the audit or to guarantee the independent auditor’s report. These are the responsibilities of management and the independent auditor. The Committee is charged with the oversight roles for these functions as set out in this Charter.

Supplement A
to the Gran Tierra Energy Inc.
Charter of the Audit Committee of the Board of Directors

7.	Purpose.

The Sarbanes-Oxley Act of 2002 (the “Act”) requires the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Gran Tierra Energy Inc. (the “Company”) to pre-approve any non-audit related services performed by the Company’s independent auditor. The Committee must evaluate these non-audit related services to ensure that such services would not impair the auditor’s independence from the Company. This Supplement A to the Gran Tierra Energy Inc. Charter of the Audit Committee of the Board of Directors (the “Committee Charter”) sets forth the procedures and conditions pursuant to which the Committee may pre-approve non-audit related services proposed to be performed by the Company’s independent auditor (the “Pre-Approval Policy”).

Section 4(f) of the Committee Charter specifically grants to the Committee the authority to delegate pre-approval authority to one or more designated members of the Committee, provided that such decisions are presented to the full Committee for ratification at its next scheduled meeting. This Pre-Approval Policy supplements the Committee Charter and is consistent with the terms thereof. The Company’s independent auditor has reviewed the policies set forth in this Pre-Approval Policy and has agreed to satisfy the provisions hereof applicable to the Company’s independent auditor.

8.	Pre-Approval Conditions

In determining whether to pre-approve certain non-audit related services, the Committee will consider multiple factors taken as a whole, including without limitation the following:

(a)	whether proposed services have been specifically prohibited by the Securities and Exchange Commission (the “SEC”);

(b)	whether the Company’s independent auditor is best positioned to provide the most effective and efficient service; and

(c)	whether an appropriate ratio exists between the total amount of fees for audit services, audit-related services, tax services and other services which are non-audit related services.

9.	Pre-Approval Procedure

Requests for the Company’s independent auditor to perform non-audit related services shall be made pursuant to the following procedure:

(a)	Company Request

(i)	The Company shall submit a written request (the “Company Request”) to its independent auditor, which request shall include the following:

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(A)	a detailed description of the type and scope of the non-audit related services that the Company desires its independent auditor to perform (the “Requested Non-Audit Related Services”); and

(B)	a written explanation as to why the Company believes that the Company’s independent auditor is best positioned to provide the most effective and efficient service.

(ii)	The Company Request shall be sent via electronic mail, facsimile or United States mail to the Company’s independent auditor with a copy to the Committee Chairman.

(b)	Auditor Response

(i)
Upon the receipt of the Company Request, the Company’s independent auditor shall calculate the fees that would be charged by the independent auditor in providing the Requested Non-Audit Related Services.

(ii)	The Company’s independent auditor shall provide the following to the Committee’s Chairman via electronic mail, facsimile or United States mail:

(A)	a written description of the Requested Non-Audit Related Services;

(B)
a written description of the fees that would be charged by the independent auditor in providing the Requested Non-Audit Related Services, which description shall include (A) the amount of such fees denominated in the applicable local currency and (B) the amount of such fees denominated in United States dollars (the “Dollar Denominated Fee”);

(C)
a written request for Committee approval of the Requested Non-Audit Related Services in the amount of (A) the Dollar Denominated Fee plus (B) ten percent (10%) of the Dollar Denominated Fee rounded to the nearest $1,000. If the amount of the Dollar Denominated Fee exceeds $10,000, the request required by this Section 3(b)(ii)(C) shall be in the form of a formal engagement letter.

(c)	Committee Decision.

(i)	The Committee Chairman shall review the materials provided pursuant to Section 3(b)(ii) above.

(ii)
If the Committee Chairman determines that the Requested Non-Audit Related Services are appropriate, the Committee Chairman is authorized to and shall approve the Requested Non-Audit Related Services. The Committee Chairman shall provide written notice of such approval to the Company’s independent auditor and the Company via electronic mail, facsimile or United States mail. Notwithstanding the foregoing, if the written request for Committee approval required by Section 3(c)(ii) above requires a formal engagement letter, the Committee Chairman shall evidence approval of the Requested Non-Audit Related Services by executing the engagement letter and returning an executed copy to the Company’s independent auditor via facsimile or United States mail.

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(iii)
The Committee Chairman shall collect all materials relating to Requested Non-Audit Related Services, including without limitation, the Committee Chairman’s authorization of such Requested Non-Audit Related Services and shall present a copy of all such material to the full Committee for ratification at the next scheduled Committee meeting.

(iv)	All written correspondence relating to Requested Non-Audit Related Services shall be included in the official records of the Committee.

10.	Prohibited Services

Notwithstanding the procedure set forth in Section 3 above, neither the Committee Chairman nor the full Committee shall have the authority to approve non-audit related services that have been specifically prohibited by the SEC. The non-audit related services that have been specifically prohibited by the SEC are:

(a)	bookkeeping and other services related to the accounting records or financial statements of the Company;

(b)	financial information systems design and implementation;

(c)	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

(d)	actuarial services;

(e)	internal audit outsourcing services;

(f)	management functions;

(g)	human resources;

(h)	broker-dealer, investment adviser or investment banking services;

(i)	legal services; and

(j)	expert services unrelated to the audit.

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